Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO COREWEAVE, INC. IF PUBLICLY DISCLOSED.

SECOND AMENDMENT TO PARENT GUARANTEE AND PLEDGE AGREEMENT

This SECOND AMENDMENT TO PARENT GUARANTEE AND PLEDGE AGREEMENT, dated as of May 16, 2024 (this “Second Amendment”), is by and among CoreWeave, Inc., a Delaware corporation, as pledgor (the “Pledgor”), U.S. Bank Trust Company, National Association, a national banking association, in its capacity as collateral agent for the Lenders and other Secured Parties (in such capacity, the “Collateral Agent”) and each of the Consenting Lenders (as defined below).

W I T N E S S E T H

WHEREAS, the Pledgor and the Collateral Agent have heretofore executed and delivered a Parent Guarantee and Pledge Agreement, dated as of July 30, 2023 (as amended by that certain First Amendment to Parent Guarantee and Pledge Agreement, dated as of November 8, 2023, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Pledge Agreement”, and after giving effect to this Second Amendment, the “Pledge Agreement”), pursuant to that certain Credit Agreement with CoreWeave Compute Acquisition Co. II, LLC, as borrower, U.S. Bank Trust Company, National Association as Administrative Agent and as the Collateral Agent, U.S. Bank National Association, as Depositary Bank, and the financial institutions party thereto as “Lenders” (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in accordance with Section 9.5 of the Existing Pledge Agreement and Section 9.08 of the Credit Agreement, the Pledgor and the Collateral Agent (acting at the written direction of the Required Lenders) desire to enter into, execute and deliver this Second Amendment as an amendment to the Existing Pledge Agreement; and

WHEREAS, the Lenders party hereto constituting the Required Lenders under the Credit Agreement (collectively, the “Consenting Lenders”) have agreed to make certain amendments to the Existing Pledge Agreement, in each case as more specifically set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Pledgor, the Collateral Agent (acting at the written direction of the Required Lenders) and the Consenting Lenders covenant and agree as follows:

1. Capitalized Terms: Capitalized terms used herein without definition shall have the meanings assigned to them in the Pledge Agreement or Credit Agreement, as applicable.

2. Amendments to Pledge Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Pledgor and the Collateral Agent (acting at the written direction of the Required Lenders) hereby agree that the Existing Pledge Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the Pledge Agreement attached hereto as Exhibit A.

3. Representations and Warranties. The Pledgor hereby represents and warrants to the Collateral Agent and the Consenting Lenders:

a. The Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its property and assets and to carry on its business as now conducted and to execute, deliver and perform its obligations under this Second Amendment. Pledgor has duly authorized and taken all other necessary corporate action for the execution, delivery and performance of this Second Amendment. Pledgor has duly executed and delivered this Second Amendment, and this Second Amendment constitutes its legal, valid and binding obligation, enforceable in accordance with its terms against the Pledgor except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws, by equitable principles, whether considered at law or in equity and any implied covenants of good faith and fair dealing.

b. Pledgor’s execution and delivery of this Second Amendment, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof and thereof will not (a) violate any of its Governing Documents or conflict with or violate its contractual obligations, (b) violate any order, judgment or decree of governmental authority binding on it, (c) violate any applicable Laws, or (d) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created hereunder), where any such violation or conflict referred to in clauses (b) and (c) of this Section 3(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4. Conditions. This Second Amendment shall become effective on the date when the following conditions are satisfied (the “Second Amendment Effective Date”):

a. The Collateral Agent and the Consenting Lenders shall have received, from the Pledgor, an executed counterpart hereof.

b. Immediately after giving effect to the transactions contemplated herein, each of the representations and warranties of the Pledgor set forth in Section 3 of this Second Amendment shall be true and correct.

5. Payment of Fees. The Pledgor shall pay (or cause to be paid) within thirty (30) days after the date of this Second Amendment the reasonable and documented and invoiced fees of Milbank LLP, Willkie Farr & Gallagher LLP and Shipman & Goodwin LLP incurred in connection with the preparation, negotiation and execution of this Second Amendment.

6. Effectiveness. Upon effectiveness of this Second Amendment, on and after the date hereof, each reference in the Pledge Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Pledge Agreement, and each reference in any other agreement to “the Parent Guarantee and Pledge Agreement”, “Pledge Agreement” “thereunder,” “thereof” or words of like import referring to the Parent Guarantee and Pledge Agreement, shall mean and be a reference to the Pledge Agreement as amended by this Second Amendment.

7. Waivers; Amendments; Cumulative Remedies; Severability; Entire Agreement; Choice of Law; Jurisdiction; Waiver of Jury Trial. Sections 9.5, 9.6, 9.12 and 9.13 of the Pledge Agreement are hereby incorporated by reference mutatis mutandis.

8. Direction to Collateral Agent. Each undersigned Consenting Lender (i) hereby certifies that it is a Lender and that collectively the undersigned Lenders constitute the Required Lenders under the Credit Agreement, (ii) hereby authorizes and directs the Collateral Agent to promptly acknowledge and execute this Second Amendment, and (iii) acknowledges and agrees that (A) the Collateral Agent has executed this Second Amendment in reliance on the direction set forth in clause (ii) of this Section 8, and (B) the Collateral Agent will not have any responsibility or liability for executing such documents or ascertaining or confirming whether such documents are consistent with or comply with the terms of the Credit Agreement (as amended by this Second Amendment) or any other Loan Document.

9. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts (including in electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign)), each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Amendment and of signature pages by PDF transmission or other electronic means shall constitute effective execution and delivery of this Second Amendment as to the parties hereto and may be used in lieu of the original Second Amendment for all purposes. Signatures of the parties hereto transmitted by PDF transmission or other electronic means shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Pledge Agreement to be duly executed as of the date first above written.

COREWEAVE, INC., as the Pledgor

/s/ Michael Intrator
(Signature)
Name: Michael Intrator
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Pledge Agreement to be duly executed as of the date first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Agent (acting at the written direction of the Required Lenders)

By:	/s/ James W. Hall
(Signature)
Name: James W. Hall
Title: Vice President

BTO MARIX HOLDINGS DE L.P., as a Consenting Lender

GENERAL PARTNER: BTO HOLDINGS MANAGER IV L.L.C.

By: BTO DE GP – NQ L.L.C., its sole member

By:	/s/ Christopher James
(Signature)
Name: Christopher James
Title: Authorized Person

BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO F BLACKROCK FUNDS V, as a Consent Lender

By: BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

BLACKROCK CAPITAL ALLOCATION TERM TRUST, as a Consenting Lender

By: BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST, as a Consenting Lender

By: BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

BRIGHTHOUSE FUNDS TRUST II – BLACKROCK BOND INCOME PORTFOLIO, as a Consenting Lender

By: BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

MASTER TOTAL RETURN PORTFOLIO OF MASTER BOND LLC, as a Consenting Lender

By: BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

BLACKROCK GLOBAL LONG/SHORT CREDIT FUND OF BLACKROCK FUNDS IV, as a Consenting Lender

By: BlackRock Advisors, LLC, its Investment Manager

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

BLACKROCK STRATEGIC GLOBAL BOND FUND, INC., as a Consenting Lender

By: BlackRock Advisors, LLC, the Fund’s Investment Manager

By:	/s/ Ronald G. Redmond, Jr.
(Signature)
Name: Ronald G. Redond, Jr.
Title: Managing Director

Carlyle Secured Lending, Inc., as a Consenting Lender

By:	/s/ Kunal Gulati
(Signature)
Name: Kunal Gulati
Title: Managing Director

Carlyle Credit Solutions, Inc., as a Consenting Lender

By:	/s/ Kunal Gulati
(Signature)
Name: Kunal Gulati
Title: Managing Director

Carlyle Secured Lending III, as a Consenting Lender

By:	/s/ Kunal Gulati
(Signature)
Name: Kunal Gulati
Title: Managing Director

Carlyle Direct Lending Fund (Levered), L.P., as a Consenting Lender

By: Carlyle Direct Lending Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
(Signature)
Name: David Lobe
Title: Vice President

Carlyle Bridge Opportunistic Funding, LLC, as a Consenting Lender

By:	/s/ Kunal Gulati
(Signature)
Name: Kunal Gulati
Title: Managing Director

Carlyle Cedar Infrastructure Credit Partners, L.P., as a Consenting Lender

By: Carlyle Global Credit Investment Management L.L.C., its attorney-in-fact

By:	/s/ Joshua Lefkowitz
(Signature)
Name: Joshua Lefkowitz
Title: Chief Legal Officer

Carlyle Ontario Credit Partnership Direct Lending SPV, L.P., as a Consenting Lender

By: Carlyle Global Credit Investment Management L.L.C., its attorney-in-fact

By:	/s/ Joshua Lefkowitz
(Signature)
Name: Joshua Lefkowitz
Title: Chief Legal Officer

Carlyle Skyline Credit Fund AIV, L.P., as a Consenting Lender

By: Carlyle Skyline Credit Fund GP, L.P.,its general partner

By: Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
(Signature)
Name: David Lobe
Title: Authorized Person

Carlyle Tactical Private Credit Fund, as a Consenting Lender

By:	/s/ Brian Marcus
(Signature)
Name: Brian Marcus
Title: Managing Director

LIBERTY MUTUAL INSURANCE COMPANY, as a Consenting Lender

By: Liberty Mutual Group Asset Management Inc., its Adviser

By:	/s/ Christopher J. Felter
(Signature)
Name: Christopher J. Felter
Title: Authorized Signatory

PEERLESS INSURANCE COMPANY, as a Consenting Lender

By: Liberty Mutual Group Asset Management Inc., its Adviser

By:	/s/ John B. Reichart
(Signature)
Name: John B. Reichart
Title: Authorized Signatory

COATUE TACTICAL SOLUTIONS LENDING HOLDINGS AIV I LP, as a Consenting Lender

By: Coatue Structured Fund GP LLC, its general partner

By:	/s/ Zachary Feingold
(Signature)
Name: Zachary Feingold
Title: Authorized Signatory

CDPQ REVENU FIXE AMERICAIN V INC., as a Consenting Lender

By:	/s/ Pierre-Yves Cyr
(Signature)
Name: Pierre-Yves Cyr
Title: Authorized Signatory

By:	/s/ Michael DiLollo
(Signature)
Name: Michael DiLollo
Title: Authorized Signatory

DIGITALBRIDGE CREDIT FINCO, L.P., as a Consenting Lender

By: DigitalBridge Credit GP, S.à r.l., its general partner

By: Digital Credit Advisor, LLC, its agent and attorney in fact

By:	/s/ Liam D. Stewart
(Signature)
Name: Liam D. Stewart
Title: Authorized Signatory

GREAT ELM CAPITAL CORP., as a Consenting Lender

By:	/s/ Matt Kaplan
(Signature)
Name: Matt Kaplan
Title: CEO

GREAT ELM CREDIT INCOME FUND, LLC, as a Consenting Lender

By: Great Elm Capital Management, Inc., its managing member

By:	/s/ Matt Kaplan
(Signature)
Name: Matt Kaplan
Title: President

GREAT ELM LENDER FINANCE, LLC, as a Consenting Lender

By:	/s/ Michael Keller
(Signature)
Name: Michael Keller
Title: Manager

ALLSTATE INSURANCE COMPANY, as a Consenting Lender

By:	/s/ Christopher T. Brown
(Signature)
Name: Christopher T. Brown
Title: Authorized Signatory

By:	/s/ Michael Barzyk
(Signature)
Name: Michael Barzyk
Title: Authorized Signatory

MAGNETAR LAKE CREDIT FUND LLC, as a Consenting Lender

By: Magnetar Financial LLC, its manager

By:	/s/ Karl Wachter
(Signature)
Name: Karl Wachter
Title: General Counsel

LONGHORN SPECIAL OPPORTUNITIES FUND LP, as a Lender

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
(Signature)
Name: Karl Wachter
Title: General Counsel

ELDA RIVER EMERALD FUND LLC – SERIES 3, as a Consenting Lender

By:	/s/ Adam Daley
(Signature)
Name: Adam Daley
Title: Managing Partner

EACH LENDER LISTED IN ANNEX A1 HERETO

By: Pacific Investment Management Company LLC, as investment manager or adviser

By:	/s/ Alfred T. Murata
(Signature)
Name: Alfred T. Murata
Title: Managing Director

[1]

The obligations arising out of this agreement (if any) are several and not joint with respect to each participating Lender, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any Lender for the obligations of another. To the extent a Lender is a registered investment company (“Trust”) or a series thereof, a copy of the Declaration of Trust of such Trust is on file with the Secretary of State of The Commonwealth of Massachusetts or Secretary of State of the State of Delaware. The obligations of or arising out of this agreement are not binding upon any of such Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this agreement is executed by or on behalf of a Trust on behalf of one or more series of the Trust, the assets and liabilities of each series of the Trust are separate and distinct and the obligations of or arising out of this agreement are binding solely upon the assets or property of the series on whose behalf this agreement is executed. If this agreement is being executed on behalf of more than one series of a Trust, the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any series for the obligations of another.

ANNEX A

PIF Onshore XL LP

PDLF-PS Offshore XIII Ltd

HVS LIII LLC

PIMCO Access Income Fund

PIMCO Dynamic Income Fund

PIMCO Flexible Credit Income Fund

EXHIBIT A

Pledge Agreement

PARENT GUARANTEE AND PLEDGE AGREEMENT

THIS PARENT GUARANTEE AND PLEDGE AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 30, 2023, by CoreWeave, Inc., a Delaware corporation (the “Pledgor”), and U.S. Bank Trust Company, National Association, in its capacity as collateral agent (the “Collateral Agent”) for the Lenders and the other Secured Parties.

PRELIMINARY STATEMENTS

A. On even date herewith, CoreWeave Compute Acquisition Co. II, LLC, a Delaware limited liability company (the “Borrower”), entered into that certain Credit Agreement with U.S. Bank Trust Company, National Association as the Administrative Agent and as the Collateral Agent and the financial institutions party thereto as “Lenders” (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrower for the purposes and subject to the terms and conditions set forth therein.

B. The Pledgor has determined that valuable benefits will be derived by it as a result of the Credit Agreement and the extensions of credit made (and to be made) by the Lenders thereunder.

ACCORDINGLY, the Pledgor and the Collateral Agent, on behalf of the Secured Parties, hereby act and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2 Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Agreement or the Credit Agreement are used herein as defined in the UCC.

Section 1.3 Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the introductory paragraph hereto and in the Preliminary Statements, the following terms shall have the following meanings:

“2022 Note Issuance Agreement” shall have the meaning assigned to such term in the definition of “Magnetar Debt Documents”.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Amendment” shall have the meaning set forth in Section 5.2 hereof.

“Approved Bank” shall mean any commercial bank or investment bank, in each case, of nationally recognized standing (which shall exclude, for the avoidance of doubt, any equity funds or debt funds unless approved by the Required Lenders in their sole discretion).

“Article” shall mean a numbered article of this Agreement, unless another document is specifically referenced.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“CCAIV Credit Agreement” shall mean that certain Credit Agreement, dated as of May 16, 2024, by and among CoreWeave Compute Acquisition Co., IV, LLC as the borrower, the lenders party thereto, U.S. Bank National Association as depositary bank and U.S. Bank Trust Company, National Association as administrative agent and collateral agent.

“Collateral” shall have the meaning set forth in Article III.

“Compensation Committee” shall have the meaning set forth in Section 5.5(a).

“Compensation Consultant” shall have the meaning set forth in Section 5.5(a).

“Conductor Buyback Transactions” shall mean the repurchase, redemption or other acquisition of any Equity Interests of the Pledgor held pursuant to that certain Stock Purchase Agreement, dated as of January 1, 2023, by and between the Pledgor, certain shareholders of Conductor Technologies, Inc., Conductor Technologies, Inc. and the other parties party thereto.

“Consolidated EBITDA” shall mean, with respect to any fiscal period, the sum, without duplication, of Consolidated Net Income of the Pledgor and its Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case (other than clause (i)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (A) net losses of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, net of interest income and gains with respect to such obligations, (B) bank fees and (C) costs of surety bonds in connection with financing activities); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charges, accruals or reserves; plus

(v) any other non-cash charges, including (A) any write offs, write downs, expenses, losses or items reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary; plus

(vii) the amount of any earn-out and other contingent consideration obligations in connection with any Investment permitted hereunder; plus

(viii) the amount of (A) extraordinary, exceptional, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans and (B) any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to or incurred in connection with any equity issuance, including, without limitation, an initial public offering, Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful); plus

(ix) the amount of “run-rate” cost savings, operating expense reductions, operational improvements, revenue enhancements and synergies projected by the Pledgor in good faith to result from actions either taken or expected to be taken within eighteen (18) months after the end of such period (which cost savings, operating expense reductions, operational improvements, revenue enhancements and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken); provided that such cost savings, operating expense reductions, operational improvements, revenue enhancements and synergies are reasonably identifiable and reasonably attributable to the actions specified and reasonably anticipated to result from such actions; plus

(x) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii) any net loss from disposed or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of);

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) required principal (including fixed amortization payments) and required interest payments made by the Borrower with respect to Indebtedness outstanding pursuant to the Credit Agreement and any other credit facilities permitted by, and incurred pursuant to, clause (c) of the definition of “Permitted Indebtedness” (in each case, to the extent such amounts increased Consolidated EBITDA pursuant to clause (a) above);

(ii) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(iii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(iv) any net income from disposed or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of); plus

(v) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, the Obligations under the Guarantee.

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA (calculated on a pro forma basis) of any Person, property, business or asset acquired by the Pledgor or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Pledgor or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”). For purposes of determining the Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Pledgor or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Consolidated EBITDA shall be calculated, at the Pledgor’s option, on either (x) if, as of the date of determination, management of the Pledgor expects in good faith that the Consolidated EBITDA for the two quarters following such date of determination will be higher than the immediately preceding two quarters, by multiplying the Consolidated EBITDA for the most recent two fiscal quarters multiple by two or (y) an unannualized basis (i.e., the Consolidated EBITDA for the most recent four fiscal quarters). It being agreed and understood that, for the purposes of calculating Consolidated EBITDA with respect to (i) clause (b)(i)(B)(b) of the definition of “Permitted Indebtedness”, (ii) Section 5.12(a) and (iii) Section 6.06(d) under the Credit Agreement, such calculation shall be solely determined pursuant to clause (x) of the immediately preceding sentence.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including, without duplication, the amortization of deferred financing fees and costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, conversion costs, amortization of favorable and unfavorable lease assets or liabilities of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of OID resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers, acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of hedging obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of capitalized lease obligations and (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate hedging obligations with respect to Indebtedness, and excluding (A) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with Transactions or any acquisition, (B) penalties and interest relating to taxes, (C) any “additional interest” or “liquidated damages” with respect to any debt securities for failure to timely comply with registration rights obligations, (D) amortization of OID, deferred financing fees and costs, debt issuance costs, commissions, fees and expenses and discounted liabilities, (E) any expensing of bridge, commitment and other financing fees, and (F) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Subsidiaries for such period.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date for which financial statements of the Pledgor have been delivered in accordance with Section 5.04(a) and Section 5.04(b) of the Credit Agreement.

“Consolidated Net Income” shall mean, with respect to the Pledgor and its Subsidiaries for any period, the aggregate consolidated net earnings (or loss) of the Pledgor and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any capital stock of any Person other than in the ordinary course of business as determined in good faith by the Pledgor shall be excluded;

(c) effects of adjustments (including the effects of such adjustments pushed down to the Pledgor and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(d) any net after-tax effect of income (loss) from the early extinguishment, cancellation or conversion of (i) Indebtedness, (ii) hedging obligations or (iii) other debt or derivative instruments shall be excluded;

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(f) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights, equity based awards, equity incentive programs or other non-cash deemed financial charges in respect of any pension liabilities or other provisions shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of equity interests by management of the Pledgor or any of its direct or indirect parent companies in connection with the Transaction shall be excluded;

(g) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to this Agreement ~~and~~, the ~~Revolving~~Credit Agreement or the CCAIV Credit Agreement), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement ~~or~~, the ~~Revolving~~ Credit Agreement or the CCAIV Credit Agreement) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(h) accruals and reserves that are established within twelve (12) months after the Closing Date that are so required to be established as a result of the Transaction (or within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Pledgor has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(j) to the extent covered by insurance and actually reimbursed, or, so long as the Pledgor has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(k) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification 815 and related pronouncements shall be excluded;

(l) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(m) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of cash proceeds received from business interruption insurance and cash reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or any Disposition permitted hereunder.

~~“Contracted Revenue Trigger Date” shall mean the date on which both (a) the Pledgor and/or its Subsidiaries shall have entered into binding contracts following the Closing Date, as notified to the Administrative Agent in writing, demonstrating contracted revenues based on the sum of (i) the reasonably projected contracted revenues from such contracts with counterparties which have an Investment Grade Rating and (ii) the product of [*] and the reasonably projected contracted revenues from such contracts with counterparties which do not have an Investment Grade Rating in an amount equal to or greater than $[*] and (b) the Pledgor would be able to incur a greater amount of Indebtedness pursuant to clause (b)(ii) of the definition of “Permitted Indebtedness” (ignoring the first clause thereof) than the Pledgor would be able to pursuant to clause (b)(i) of the definition of “Permitted Indebtedness”.~~

“Control” shall have the meaning contemplated by Article 8 or, if applicable, by Section 9-106 of Article 9 of the UCC.

“Depositary Bank” shall mean a nationally recognized depositary bank acceptable to the Lender Representative (acting reasonably).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business, all as determined on a consolidated basis for such Sold Entity or Business and its Subsidiaries.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the Term Maturity Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of the Pledgor or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Pledgor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Exhibit” shall refer to a specific exhibit to this Agreement (unless another document is specifically referenced) as from time to time supplemented by any Amendment.

“First Amendment Effective Date” shall mean November 8, 2023.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period; and

(b) all dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(c) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of disqualified Equity Interests during such period.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Governing Documents” shall mean the certificate of formation, the limited liability company agreement, and any other governing or organizational document of the Borrower, together with all of the other agreements or understandings of any kind, nature, or description relating to the governance and management of the Borrower and the corresponding legal and economic relationships of the owners of the Equity Interests in the Borrower.

“Guarantee” shall mean the guarantee pursuant to Article II hereof.

“Guarantor” shall mean the Pledgor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Initial Public Offering” means the Pledgor’s first marketed underwritten public offering of Class A Common Stock or other common equity securities under the Securities Act.

“Investment Grade Rating” shall mean a long-term unsecured senior debt rating of at least Baa3 or better by Moody’s or BBB- or better by S&P.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Issuer” shall have the meaning set forth in Article XII hereof.

“K2 Buyback Transactions” shall mean the repurchase, redemption or other acquisition of any Equity Interests of the Pledgor held by ~~the~~ K2 Assets LLC, in an aggregate amount, not to exceed $40,000,000 pursuant to the option exercise in respect thereof deemed exercised on or about November 15, 2023. It is agreed and understood that the Pledgor reasonably anticipates repurchases by K2 Assets LLC of a substantially similar amount of Equity Interests in the Pledgor pursuant to the Offer to Purchase.

“Loan Balance Trigger Date” shall mean the date on which the principal amount of Loans outstanding under the Credit Agreement shall have been reduced to thirty percent (30%) of the principal amount of Loans outstanding as of the Commitment Termination Date.

“LTV Ratio” shall mean, with respect to any Indebtedness outstanding, the ratio, expressed as a percentage, of the principal amount of such Indebtedness to the total value (as measured by the Pledgor in its good faith and reasonable business judgment) of the collateral securing such Indebtedness.

“Magnetar Debt Documents” shall mean, collectively (a) (i) that certain Note Issuance Agreement, dated as of October 19, 2021, by and among the Pledgor, Magnetar Financial LLC, as representative of the holders and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as amended, amended and restated, supplemented or otherwise modified and (ii) the other transaction documents referred to therein (including any related notes purchase agreement), pursuant to which, the Convertible Senior Secured Notes due 2025 were issued by the Pledgor to affiliated funds of Magnetar Financial LLC and (b) (i) that certain Note Issuance Agreement, dated as of October 17, 2022, by and among the Pledgor, Magnetar Financial LLC, as representative of the holders and U.S. Bank Trust Company, National Association, as amended, amended and restated, supplemented or otherwise modified (the “2022 Note Issuance Agreement”) and (ii) the other transaction documents referred to therein (including any related notes purchase agreement), pursuant to which, the Convertible Senior Secured Notes due 2025 and warrants were issued by the Pledgor to affiliated funds of Magnetar Financial LLC, in each case, as of the Closing Date and, after the Closing Date, without any amendments thereto which are materially adverse to the interests of the Lenders unless otherwise consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders excluding for these purposes any Magnetar Entity); provided that any amendment to the Magnetar Debt Documents which permits the Pledgor to take an action which is permitted pursuant to the Credit Agreement or this Agreement shall be deemed to not be adverse to the interests of the Lenders.

“Material Project Contracts” shall mean each (a) Data Center Lease/License to which the Pledgor is a party, (b) the Intercompany Services Agreement and (c) any other agreement explicitly designated as a “Material Project Contract” by the Borrower and the Lender Representative pursuant to the Credit Agreement and to which the Pledgor is a party.

“Measurement Period” shall mean each period of four consecutive fiscal quarters of the Pledgor, taken as one accounting period.

“Offer to Purchase” shall mean that certain Offer to Purchase Up to 2,052,190 Shares of CoreWeave, Inc., dated as of October 20, 2023, by the buyers named thereto.

“Permitted Acquisition” shall mean Investments (including acquisitions) the aggregate cash consideration (or, if the consideration for such Investment is assets of the Pledgor or its Subsidiaries, the value (as reasonably determined by the Pledgor) of such assets) for which is not greater than the sum of the following:

(a) $250,000,000; plus

(b) the amount of net proceeds received by the Pledgor from issuances of Equity Interests; plus

(c) once the most recent consolidated balance sheet of the Pledgor calculated in accordance with GAAP delivered to the Administrative Agent reflects that the cumulative amount of “retained earnings” reflected thereon is at least $250,000,000, the cumulative amount (which shall not be less than zero) of “retained earnings” set forth on the Pledgor’s most recent consolidated balance sheet calculated in accordance with GAAP that is in excess of $250,000,000. For the avoidance of doubt, the portion of consideration for any Investment consisting of Equity Interests of the Pledgor shall not decrease the baskets set forth in the immediately preceding sentence.

“Permitted Indebtedness” shall mean:

(a) Indebtedness of the Pledgor representing a Guarantee of Indebtedness incurred by the Borrower pursuant to the terms of the Loan Documents;

(b) Indebtedness of the Pledgor:

~~(i) until the Contracted Revenue Trigger Date has occurred, in a principal amount not to exceed at any time $375,000,000 on the following terms and subject to the following conditions:~~

(i) ~~(A)  w~~While any Indebtedness remains outstanding pursuant to the Magnetar Debt Documents:

(A) ~~(1)~~ Indebtedness under the Magnetar Debt Documents; ~~and~~

~~(2) Indebtedness incurred pursuant to an asset-based revolver, revolving credit facility or line of credit, letter of credit facility or similar instrument in a principal amount not to exceed (A) initially, $50,000,000, which amount will increase to (1) $75,000,000 on the first date to occur following the date on which at least [*]% of the [*] GPU Servers and [*] GPU Servers deployed pursuant to the [*] MSA are being billed to the applicable customers and (2) $100,000,000 on the first date to occur following the date on which all Indebtedness outstanding pursuant to the Magnetar Debt Documents shall have been paid in full (other than with respect to contingent indemnity obligations not then due and payable),~~

~~which Indebtedness under clauses (b)(i)(A)(1) and (b)(i)(A)(2) may be secured and rank senior to, pari passu with or junior to the obligations under the Guarantee; or~~

(B) additional Indebtedness in a principal amount not to exceed the greater of (at the time of incurrence):

(a) on or prior to April 30, 2025, $650,000,000 in the aggregate; provided that, to the extent such Indebtedness is (x) incurred in pursuant to a revolving credit facility and/or (y) secured by Liens on the assets of the Pledgor, such Indebtedness permitted under this subclause (a) shall be (1) no greater than $500,000,000 in the aggregate and (2) provided by a Person that is an Approved Bank (it being agreed and understood that (i) to the extent that the Pledgor incurs a revolving credit facility and/or Indebtedness secured by Liens on the assets of the Pledgor in reliance upon this subclause (a) and (ii) delivers a certificate of a Responsible Officer to the Collateral Agent certifying that the conditions set forth in subclauses (1) and (2) of this clause (a) are satisfied with respect to such revolving credit facility and/or such secured Indebtedness, then such revolving credit facility and/or Indebtedness shall be deemed to be permitted hereunder); and

(b) prior to the occurrence of a Qualified IPO, an amount equal to the greater of (x) 600,000,000 and (y) 200% of Consolidated EBITDA; provided that, to the extent such Indebtedness is (x) incurred in connection with a revolving credit facility and/or (y) secured by Liens on the assets of the Pledgor, such Indebtedness permitted under this subclause (b) shall be (1) no greater than the greater of (x) 300,000,000 and (y) 100% of Consolidated EBITDA and (2) provided by a Person that is an Approved Bank (it being agreed and understood that (i) to the extent that the Pledgor incurs a revolving credit facility and/or Indebtedness secured by Liens on the assets of the Pledgor in reliance upon this subclause (b) and (ii) delivers a certificate of a Responsible Officer to the Collateral Agent certifying that the conditions set forth in subclauses (1) and (2) of this clause (b) are satisfied with respect to such revolving credit facility and/or such Indebtedness, then such revolving credit facility and/or such Indebtedness shall be deemed to be permitted hereunder);

(ii) ~~(B)~~ following the first date on which all Indebtedness outstanding pursuant to the Magnetar Debt Documents shall have been paid in full (other than with respect to contingent indemnity obligations not then due and payable), (~~1~~A) Indebtedness of the Pledgor under a facility permitted pursuant to clause (b)(i)(~~A)(2)(2~~B) above, ~~which may be secured and rank senior to or pari passu with the obligations under the Guarantee,~~ and (~~2~~B) additional unsecured Indebtedness of the Pledgor ranking pari passu with or junior to the obligations under the Guarantee; provided that such additional unsecured Indebtedness incurred under this clause (b)(~~i~~ii) (B)~~(2)~~ must not mature prior to ~~the date that is at least eighteen (18) months after the Term Maturity Date; or~~April 1, 2028 unless such Indebtedness is incurred pursuant to a revolving credit facility, asset-based revolver, line of credit, letter of credit facility or similar instrument provided by an Approved Bank;

~~(ii) following the Contracted Revenue Trigger Date, additional unsecured Indebtedness ranking pari passu with or junior to the obligations under the Guarantee so long as, at the time such Indebtedness is incurred, the Consolidated Leverage Ratio as of the most recently completed Measurement Period does not exceed 2.00:1.00; provided that such additional unsecured Indebtedness incurred under this clause (b)(ii) must not mature prior to the date that is at least eighteen (18) months after the Term Maturity Date;~~

(c) unsecured Indebtedness of the Pledgor representing guarantees of Indebtedness of any Subsidiary of the Pledgor (other than the Borrower) if, at the time such guarantee is entered into, such Indebtedness being guaranteed has a LTV Ratio no greater than (A) ~~eighty-five~~ninety percent (~~85~~90 .0%), so long as a material portion of the contracts of such Subsidiary being guaranteed by such Indebtedness consist of contracts with (or contracted revenue from) entities which have an Investment Grade Rating or (B) seventy-five percent (75.0%), so long as a material portion of the contracts with (or contracted revenues from) entities which do not have an Investment Grade Rating; provided that such unsecured Indebtedness ~~under~~incurred pursuant to this clause (c) ~~must~~may not mature prior to the date that is at least eighteen (18) months after the Term Maturity Date;

(d) Hedging Obligations in the ordinary course of business;

(e) Indebtedness represented by (i) Capital Lease Obligations or (ii) Purchase Money Obligations, including all refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (e), not to exceed at any time outstanding $~~2~~60,000,000;

(f) Indebtedness arising from (i) netting services, overdraft protections and similar arrangements in respect of deposit accounts and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, in each case, so long as such Indebtedness is covered within five (5) business days of receiving written notice thereof;

(g) Indebtedness in respect of (i) workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, (ii) the financing of insurance premiums or self-insurance obligations, (iii) indemnity, bid, performance, warranty, release, appeal, surety, customs and similar bonds, letters of credit and banker’s acceptances for operating purposes, and (iv) letters of credit issued or incurred to support the purchase of supplies, raw materials, real property leases and equipment in the ordinary course of business;

(h) Indebtedness supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit; ~~and~~

(i) Indebtedness of the Pledgor in connection with (i) that certain Parent Guarantee and Pledge Agreement, dated as of May 16, 2024, by CoreWeave, Inc., as Pledgor, and U.S. Bank Trust Company, National Association, as collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) and (ii) any other guarantee agreement or similar agreement entered into by the Pledgor for the provision of a guarantee with terms substantially similar to the terms with respect to the guarantee provided under this Agreement;

(j) to the extent constituting Indebtedness, any Indebtedness consisting of (i) obligations to purchase Series C Preferred Stock (as defined in the Series C Put Option Agreement) from Investors (as defined in the Series C Put Option Agreement) as required pursuant to the terms of the Series C Put Option Agreement and (ii) any Put Note; and

(k) ~~(i)~~ any Indebtedness incurred to refinance any of the foregoing; provided that the principal amount (or accreted value, if applicable) of any such refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the refinanced Indebtedness outstanding immediately prior to such refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder.

“Pledged Debt” shall mean all Indebtedness evidenced by promissory notes or other Instruments (as defined in the UCC) from time to time owed to the Pledgor by the Borrower, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt.

“Pledged Equity” shall mean (a) the Equity Interests in the Borrower described or referred to in Exhibit B attached hereto, as supplemented from time to time, and any other Equity Interests in the Borrower (regardless of how denominated) that are now owned or hereafter acquired by the Pledgor; and (b) (i) the certificates or instruments, if any, representing such Equity Interests, (ii) Stock Rights with respect to the Borrower, (iii) all rights of the Pledgor under the Governing Documents of the Borrower, (iv) all replacements, additions to and substitutions for any of the assets referred to in this definition, including, without limitation, claims against third parties and (v) the Proceeds, including interest, profits and other income, of or on any of the assets referred to in this definition.

“Pledgor Charter” means the Pledgor’s Fourth Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time.

“Proceeds” shall have the meaning set forth in Article 9 of the UCC and, in any event shall include, without limitation, all dividends or other income from the Pledged Equity or other Collateral, collections thereon or distributions or payments with respect thereto.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, design, leasing, construction, installation or improvement of property (real or personal), plant, equipment or other assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the equity interests of any Person owning such property or assets, or otherwise, in each case, within 180 days of such acquisition, design, leasing, construction, installation or improvement.

“Put Note” has the meaning assigned to such term in the Series C Put Option Agreement.

“Put Option Payment Amount” means, as of any date of determination, the aggregate amount of (a) gross proceeds received by the Pledgor or any holding company of the Pledgor from any Initial Public Offering or any other equity offerings occurring thereafter and (b) the cumulative amount (which shall not be less than zero) of “retained earnings” set forth on the Pledgor’s most recent consolidated balance sheet calculated in accordance with GAAP.

“Qualified IPO” means the consummation of a single offering or series of offerings (on a primary basis) of the common Equity Interests of Pledgor or any holding company of Pledgor resulting in such Equity Interests being listed on a nationally-recognized stock exchange in the applicable jurisdiction which generates gross proceeds from such primary offering at least equal to $1,000,000,000.

“Qualified Stock” of any Person shall mean Equity Interests of such Person other than Disqualified Stock of such Person.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 5.12.

“Retired Capital Stock” shall have the meaning assigned to such term in Section 5.12.

“Second Amendment Effective Date” shall mean May 16, 2024.

“Section” shall mean a numbered section of this Agreement unless another document is specifically referenced.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Series C Put Option Agreement” shall mean that certain Put Option Agreement dated on or about May 20, 2024, by and among the Pledgor and the investors listed on Schedule A thereto. All references to “Series C Option Agreement” herein or in any other Loan Document shall mean the Series C Option Agreement as in effect on the date of its execution.

“Sold Entity or Business” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Stock Rights” shall mean all dividends, instruments or other distributions and any other right or property which the Pledgor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Pledged Equity, or resulting from a split up, revision, reclassification or other similar change of the Pledged Equity, any right to receive Equity Interests and any right to receive earnings (including any subscription warrants, rights or options), in which the Pledgor now has or hereafter acquires any right, issued by the Borrower in respect of its Equity Interests.

“Termination Date” shall mean the date that Payment in Full occurs.

“Total Debt” means, as at any date of determination (without double counting), (a) the aggregate stated balance sheet amount (in accordance with GAAP) of all Indebtedness of (i) the Pledgor ~~and~~, (ii) Indebtedness of a Subsidiary of Pledgor that is Guaranteed or secured by the assets of the Pledgor (excluding any such Indebtedness being Guaranteed to the extent the Indebtedness being Guaranteed has a LTV Ratio not greater than 50% (“Excluded Debt”)) and (iii) without duplication, any Indebtedness of the Borrower secured under Section 6.02(d) of the Credit Agreement (and solely to the extent that such Indebtedness is Guaranteed by the Pledgor); provided that, with respect to Indebtedness being Guaranteed which is not Excluded Debt, such Indebtedness will only increase Total Debt in an amount equal to (x) the principal amount of such Indebtedness being Guaranteed minus (y) an amount that (if excluded from the principal amount of such Indebtedness) would result in such Indebtedness having a LTV Ratio equal to fifty percent (50%).

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral.

“Unrestricted Cash” shall mean cash or Cash Equivalents of the Pledgor and its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Pledgor; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Pledgor solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

GUARANTEE

Section 2.1 Guarantee.

(a) Subject to the provisions of Section 2.1(b), the Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, demand or otherwise) of the Obligations and whether at stated maturity, by acceleration, demand or otherwise, and whether such Obligations are now existing or hereafter incurred (including any extensions, modifications, substitutions, amendments and renewals of any or all of such Obligations). Guarantor further agrees that the Obligations may be extended, increased, renewed, amended or modified, in whole or in part, without notice to, or further assent from Guarantor, and that Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Obligations. Guarantor waives, to the fullest extent permitted under applicable Law, presentment to, demand of payment from, and protest to, the Borrower or any other Person of any of the Obligations, and also waives, to the fullest extent permitted under applicable Law, notice of acceptance of its guarantee and notice of protest for nonpayment.

(b) Anything herein or in the Credit Agreement to the contrary notwithstanding, the maximum liability of the Guarantor hereunder shall in no event exceed the amount which can be guaranteed by the Guarantor under the Bankruptcy Code or any applicable federal and state requirements of Law relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c) To the extent that the Borrower would be required to make payments pursuant to Section 9.05 of the Credit Agreement, the Guarantor further agrees to pay any and all fees and expenses (including without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Termination Date, notwithstanding that from time to time prior thereto no amounts may be outstanding under the Credit Agreement.

(d) The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(e) No payment or payments made by the Borrower received or collected by the Collateral Agent or any other Secured Party from the Borrower by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of, or in payment of, the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder, which shall, notwithstanding any such payment or payments (other than payments made by the Borrower or the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of the Guarantor hereunder until the Termination Date.

(f) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose.

(g) The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection, and, to the fullest extent permitted under applicable Law, waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of any of the Obligations, or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Guarantor or any other Person. Any payment required to be made by the Guarantor hereunder may be required by the Collateral Agent or any other Secured Party on any number of occasions until such payment is made (or waived in accordance with the Credit Agreement).

(h) Except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of this Agreement, to the fullest extent permitted by applicable Law, the obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the reduction or repayment of the Obligations (or any portion thereof). Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of this Agreement, this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Guarantee; (ii) the validity, regularity or enforceability of any security held by the Collateral Agent or any other Secured Party for the Obligations; (iii) the existence of any claim, set-off or other rights (other than a defense of payment and performance) that Guarantor may have at any time against the Borrower, the Collateral Agent, any other Secured Party or any other Person in connection with the Guarantee; and (iv) any other circumstance (including statute of limitations) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under the Guarantee, in bankruptcy or in any other instance.

ARTICLE III.

GRANT OF SECURITY INTEREST

The Pledgor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all of the following items, categories and types of personal property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Pledgor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Pledgor, and regardless of where located (all of which will be collectively referred to as the “Collateral”):

(a) all of the Pledgor’s right, title, and interest in and to the Borrower, including, without limitation, the Pledged Equity and the Pledged Debt, whether constituting General Intangibles, Investment Property or otherwise;

(b) all of the Pledgor’s right, title, and interest in the Governing Documents of the Borrower; and

(c) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Pledgor pertaining to any of the Collateral; and

(d) to the extent not otherwise included in clauses (a) through (c) above, all Proceeds (including Stock Rights) of, and all documents, instruments, and certificates at any time evidencing or relating to, the foregoing, together with all Governing Documents, books, and records relating to the Pledged Equity, in each case to secure the prompt and complete payment and performance of the Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Collateral Agent and the other Secured Parties on and as of the Closing Date and on each other date on which the representations and warranties of the Borrower are made under the Credit Agreement as follows:

Section 4.1 Title and Perfection. The Pledgor has good and valid (a) rights in or the power to transfer the Collateral and (b) title to the Collateral with respect to which it has purported to grant a security interest hereunder, in each case, free and clear of all Liens except for Liens permitted under Section 5.6, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. When a financing statement with respect to the Collateral has been filed in the office of the Secretary of State of the State of Delaware against the Pledgor, the Collateral Agent will have a validly perfected first priority security interest in that Collateral of the Pledgor in which a security interest may be perfected by the filing of a financing statement with respect to the Collateral in such office, subject only to Liens permitted under Section 5.6.

Section 4.2 Type and Jurisdiction of Organization. The type of entity of the Pledgor and its state of organization as of the Closing Date are set forth on Exhibit A.

Section 4.3 Principal Location. The Pledgor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business) as of the Closing Date are disclosed in Exhibit A.

Section 4.4 Exact Names. As of the Closing Date, the Pledgor’s name in which it has executed this Agreement is the exact name as it appears in the Pledgor’s Governing Documents, as amended, as filed with the Pledgor’s jurisdiction of organization as of the Closing Date. Except as may be described in Exhibit A, the Pledgor has not, during the past five years prior to its becoming a party hereto, had any other legal or fictitious name.

Section 4.5 No Financing Statements. The Pledgor has not consented to the filing of any financing statement or other public notice with respect to all or any part of the Collateral, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties.

Section 4.6 Pledged Equity.

(a) Exhibit B sets forth a complete and accurate list of all Pledged Equity owned by the Pledgor as of the Closing Date. The Pledgor is the direct, sole beneficial owner and sole holder of record of the Pledged Equity listed on Exhibit B as being owned by it, free and clear of any Liens, except for Liens permitted under Section 5.6. The Pledgor further represents and warrants that (i) all Pledged Equity owned by it is duly authorized and validly issued and, if such Pledged Equity is stock in a corporation, is fully paid and non-assessable (to the extent the concept is applicable), (ii) with respect to any certificates delivered to the Collateral Agent representing Equity Interests, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the Issuer or otherwise, or, if such certificates are not Securities, the Pledgor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) none of the Pledged Equity is held by a securities intermediary or in a securities account.

(b) In addition, (i) none of the Pledged Equity owned by the Pledgor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Equity or which obligate the issuer of any Equity Interests included in the Pledged Equity to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Authority or any other Person is required for the pledge by the Pledgor of such Pledged Equity pursuant to this Agreement or for the execution, delivery and performance of this Agreement by the Pledgor, or for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Equity pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c) The Pledgor owns 100% of the issued and outstanding Equity Interests in the Borrower.

Section 4.7 Benefit to the Pledgor. The Pledgor is the sole member of the Borrower and the Pledgor’s pledge of Collateral pursuant to this Agreement is expected to benefit, directly or indirectly, the Pledgor; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of the Pledgor.

Section 4.8 General Representations. The Pledgor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its property and assets and to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement. Pledgor has duly authorized and taken all other necessary corporate action for the execution, delivery and performance of this Agreement. Pledgor has duly executed and delivered this Agreement, and this Agreement and each Material Project Contract to which the Pledgor is a party constitutes its legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms against the Pledgor except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws, by equitable principles, whether considered at law or in equity and any implied covenants of good faith and fair dealing and for filings and registrations necessary to create or perfect Liens on the Collateral granted by the Pledgor in favor of the Secured Parties. Pledgor’s execution and delivery of this Agreement, the performance of the transactions contemplated hereby and by the Material Project Contracts and the fulfillment of the terms hereof and thereof will not (a) violate any of its Governing Documents or conflict with or violate its contractual obligations, (b) violate any order, judgment or decree of governmental authority binding on it, (c) violate any applicable Laws, or (d) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created hereunder), where any such violation or conflict referred to in clauses (b) and (c) of this Section 4.8 would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Pledgor has duly obtained all necessary authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority or any other Person required in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and each Material Project Contract to which it is a party, and such authorizations, consents, licenses, orders or approvals of or registrations or declarations are in full force and effect, in each case, except for (i) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent) or (ii) such consents, authorizations, filings, licenses or other actions that have either (A) been made or obtained and are in full force and effect, (B) are listed on Schedule 4.8 hereto or (C) such actions, consents, approvals, registrations or filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect. There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Pledgor, threatened in writing against or affecting, the Pledgor or any business, property or rights of the Pledgor which (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or the Guarantee, Liens or security interests created or purported to be created pursuant to this Agreement. Since December 31, 2022, there has been no occurrence, development, change, event, or loss which has resulted in or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect.

Section 4.9 Material Project Contracts.

(a) There is no material breach or default, or condition that with notice and/or the passage of time would constitute a material breach or default by the Pledgor (nor, to the Pledgor’s knowledge, by any counterparty thereto) under the Material Project Contracts to which the Pledgor is a party, in each case which does (or would, given the passage of time) give the Pledgor or a counterparty the right to terminate a Material Project Contract.

(b) Exhibit C contains a true, correct and complete list of all the Material Project Contracts to which the Pledgor is a party in effect on the Closing Date, and all such Material Project Contracts are in full force and effect and, to the Pledgor’s knowledge, no defaults currently exist thereunder.

(c) The Pledgor has adequate rights under the Data Center Leases/Licenses for the development and operation of the Project, including as contemplated by the Closing Date MSAs and the other Material Project Contracts.

(d) None of the Material Project Contracts to which the Pledgor is a party is subject to any action, suit, litigation, arbitration or administrative proceeding or dispute which is reasonably likely to be adversely determined against the Pledgor or the Project and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect.

Section 4.10 Solvency. On the Closing Date, immediately after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (a) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Pledgor, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Pledgor, (b) the present fair saleable value of the property of the Pledgor will be greater than the amount that will be required to pay the probable liabilities of the Pledgor on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Pledgor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Pledgor will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 4.11 Intellectual Property. Except as has not resulted in and would not reasonably be expected to have a Material Adverse Effect, (a) the Pledgor owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, know-how, licenses and other intellectual property rights which are necessary to perform its obligations under and in accordance with the Material Project Contracts to which the Pledgor is a party and (b) to the knowledge of the Pledgor, no material product, process, method, service, substance, part or other material offered for sale, sold, contemplated to be sold or used by it in connection with its business infringes, misappropriates or violates any patent, trademark, service mark, trade name, domain name, copyright, trade secrets, know-how, license or other intellectual property right owned by any other Person.

Section 4.12 Data Protection Measures. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) the Pledgor has not experienced any Cyber Security Incidents related to personal data, material confidential Pledgor data, or information technology, in each case, which would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority;

(b) the Pledgor has not received any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Laws or Cyber Security Incident and, to the knowledge of the Pledgor, the Pledgor is not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Laws or Cyber Security Incidents;

(c) no notice, complaint, claim, enforcement action, proceeding, or litigation, has been served on, or initiated against the Pledgor or any of its directors, officers, employees or agents (in their capacity as such) by any Person or Governmental Authority under any Data Protection Laws; and

(d) the execution, delivery and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Laws or any terms of service or privacy policy entered into by the users of Pledgor’s services.

Section 4.13 Equity Interests. The Equity Interests in the ~~Pledgor~~Borrower have been duly authorized and validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which the ~~Pledgor~~Borrower is a party requiring, and there is no Equity Interest in the ~~Pledgor~~Borrower outstanding which upon conversion or exchange would require, the issuance by the ~~Pledgor~~Borrower of any additional Equity Interests in the ~~Pledgor~~Borrower or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the ~~Pledgor~~Borrower.

ARTICLE V.

COVENANTS

From the date of this Agreement, and thereafter until the Termination Date, the Pledgor agrees that:

Section 5.1 General.

(a) Authorization to File Financing Statements; Ratification. The Pledgor hereby authorizes the Collateral Agent (or its designee) to file financing statements and other documents describing the Collateral in order to perfect the security interests created hereby. The Pledgor hereby agrees to deliver or file such financing statements, and to take such other actions necessary, as may from time to time be reasonably requested by the Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral owned by the Pledgor (subject to Liens permitted under Section 5.6). Any financing statement filed by the Collateral Agent or its designee may be filed in any filing office in any relevant UCC jurisdiction and may (i) describe the Pledgor’s Collateral in order to perfect the security interest created hereunder by any description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office’s acceptance of any financing statement or amendment, including whether the Pledgor is an organization and the type of organization of the Pledgor. The Pledgor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. Notwithstanding the foregoing, the Pledgor agrees to prepare, record and file, at its own expense, financing statements (including continuation statements), amendments and supplements and such other instruments with respect to the Collateral now existing or hereafter created meeting the requirements of applicable state Law in such manner and in such jurisdictions as are necessary to perfect and maintain the security interests granted hereunder, and to deliver a file stamped copy of each such financing statement or other evidence of filing to the Collateral Agent, and the Collateral Agent has no obligation to file UCC financing statements, continuation statements or amendments or any similar filings.

(b) Organizational Documents; Further Assurances.

(i) The Pledgor shall not amend, supplement or modify any term or provision of its organizational documents relating to, or in connection with, its ownership of the Equity Interests of the Borrower that would reasonably be expected to be material and adverse to the interests of the Lenders, taken as a whole, or agree to do any of the same.

(ii) The Pledgor agrees to take such commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(c) Other Financing Statements. The Pledgor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements naming the Collateral Agent as the secured party.

(d) Change of Name; Location of Collateral; Place of Business. The Pledgor may change (a) its legal name, (b) its jurisdiction of organization (or, if not a registered organization, its “location” (as defined in Section 9-307 of the UCC)) or (c) its identity or organizational structure; provided that, within thirty (30) days after such change (or such longer period as the Collateral Agent may agree at the written direction of the Required Lenders), the Pledgor will provide written notice to the Collateral Agent thereof. The Pledgor agrees to make all filings that are required in order for the Collateral Agent to continue at all times following such change to have a legal, valid and perfected security interest in all the Collateral.

(e) Fiscal Year. The Pledgor shall not change its fiscal year end from December 31.

Section 5.2 Delivery of Certificates. The Pledgor will (a) deliver to the Collateral Agent, promptly upon execution of this Agreement, the originals of all certificated Securities, certificates or instruments in respect of the Collateral (if any then exist) (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), together with instruments of transfers in blank in form and substance reasonably satisfactory to transfer title to the Collateral Agent and (b) after the date hereof, hold in trust for the Collateral Agent upon receipt and promptly thereafter deliver to the Collateral Agent any certificated Securities, certificates or instruments, in each case, in respect of the Collateral, together with instruments of transfers in blank in form and substance reasonably satisfactory to transfer title to the Collateral Agent, and all such additional instruments and documents are necessary, or as the Collateral Agent may reasonably request in order to give effect to the pledge of the Collateral granted hereby and (c) upon the Collateral Agent’s request, deliver to the Collateral Agent a duly executed amendment to this Agreement, in the form of Exhibit D hereto (the “Amendment”), pursuant to which the Pledgor will identify and ratify the pledge of such additional Collateral acquired after the date hereof. The Pledgor hereby authorizes the Collateral Agent to attach each Amendment to this Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

Section 5.3 Issuance of Additional Securities. The Pledgor will not permit the Borrower to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to the Pledgor. The Pledged Equity will at all times constitute not less than 100% of the Equity Interests of the Borrower.

Section 5.4 [Reserved].

Section 5.5 Management Compensation Plan.

(a) The Pledgor will (i) establish a compensation committee of three (3) members nominated by the Chief Executive Officer of the Pledgor (the “Compensation Committee”) within ninety (90) days after the Closing Date (or such later date as the Required Lenders may agree), (ii) appoint a third-party executive compensation consultant (a “Compensation Consultant”) within ninety (90) days after the Closing Date (or such later date as the Lender Representative may agree) to advise the Compensation Committee on at least an annual basis as to all executive compensation matters relating to the Pledgor and its Subsidiaries and (iii) will notify the Administrative Agent and the Lender Representative in writing promptly following the establishment of the Compensation Committee and the appointment of the Compensation Consultant.

(b) The Pledgor shall empower the Compensation Committee to, in its sole discretion (acting in consultation with the Compensation Consultant), establish and maintain executive compensation plans with respect to the Pledgor and its Subsidiaries; provided that, at no time, shall the terms of any executive compensation plan permit cash payments to any executive or other employee of the Pledgor or any of its Subsidiaries that exceed, in the aggregate for all executives and other employees of the Pledgor and its Subsidiaries, the following:

(i) for the fiscal year ending on December 31, 2023, $25,000,000, so long as at least [*]% of the [*] GPU Servers and [*] GPU Servers deployed pursuant to the [*] MSA are being billed to the applicable customers as at December 31, 2023 (based on the amount of such [*] GPU Servers and [*] GPU Servers expected to be deployed pursuant to the model delivered to the Lenders prior to the Closing Date) on a run-rate basis; and

(ii) for the fiscal year ending on December 31, 2024, $40,000,000, so long as at [*]% of the [*] GPU Servers and [*] GPU Servers deployed pursuant to the [*] MSA are being billed to the applicable customers at the time of any such bonus payments.

(c) This covenant shall have no further force and effect following the earlier to occur of (i) a Qualified IPO and (ii) the Loan Balance Trigger Date.

Section 5.6 Liens. The Pledgor will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Agreement~~,~~   and (ii) with respect to involuntary Liens arising by operation of law.

Section 5.7 Disposition of Pledged Equity Collateral. The Pledgor will not sell, lease, or otherwise Dispose of any Equity Interests constituting Collateral.

Section 5.8 Debt Incurrence. Prior to the earlie~~r~~st to occur of (a) a Qualified IPO ~~and~~, (b) the Loan Balance Trigger Date and (c) the date the Pledgor obtains an Investment Grade Rating, the Pledgor will not incur, create, assume or permit to exist any Indebtedness of Pledgor other than Permitted Indebtedness.

Section 5.9 Payment of Obligations. The Pledgor shall pay and discharge, at or before maturity, all of its respective material obligations and liabilities, including material Tax liabilities and other material governmental claims, except where the same may be contested in good faith by appropriate proceedings and shall maintain, in accordance with GAAP, reserves as appropriate for the accrual of any of the same.

Section 5.10 Compliance with Data Protection Laws. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Pledgor shall comply, and make commercially reasonable efforts to cause its directors, officers, employees and agents to comply, with all Data Protection Laws applicable to its business and operations, (b) written policies and procedures will be maintained and enforced by or on behalf of the Pledgor that are reasonably designed to promote and achieve compliance by, the Pledgor and its directors, officers, employees and agents, with Data Protection Laws applicable to its business and operations and (c) perform any investigation or remedial action to the extent required by Governmental Authorities under Data Protection Laws.

Section 5.11 Compliance with Loan Documents. The Pledgor will (a) use reasonable efforts not to take any action that causes the Borrower to violate any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other Loan Document and (b) not take any action that causes the Borrower to (i) fail to comply with Section 2.01(c), Section 2.10(b) and Section 6.10(g) of the Credit Agreement and (ii) pursue any other purchase or financing transaction in respect of the [*] GPU Servers or [*] GPU Servers required to satisfy the obligations under or pursuant to the Restricted Purchase Orders in contravention of such provisions.

Section 5.12 Restricted Payments. The Pledgor will not make, directly or indirectly (including via any Subsidiary or another Affiliate) any Restricted Payment, except:

(a) the repurchase, redemption, retirement or other acquisition of Equity Interests from former or current employees, officers, directors, consultants, Affiliates or other persons performing services for the Pledgor or any direct or indirect Subsidiary pursuant to the terms of stock repurchase plans, restricted stock agreements or similar agreements under which the Pledgor or any direct or indirect Subsidiary has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal in an amount not to exceed the original purchase price thereof; provided that the aggregate Restricted Payments made under this clause (a)   ~~subsequent to the First Amendment Effective Date~~ do not exceed (i) prior to a Qualified IPO, $100,000,000 in any fiscal year and (ii) after the occurrence of a Qualified IPO, the greater of (x) $30,000,000 and (y) 10% of Consolidated EBITDA;

(b) the consummation of the K2 Buyback Transactions, so long as Pledgor uses commercially reasonable efforts to consummate the K2 Buyback Transactions on or before December 31, 2023;

(c) the consummation of the Conductor Buyback Transactions, so long as Pledgor uses commercially reasonable efforts to consummate the Conductor Buyback Transactions on or before September 1, 2024;

(d) ~~(c)~~ the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Pledgor, or any Equity Interests of any direct or indirect Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary) of, Equity Interests of the Pledgor or any direct or indirect Subsidiary (other than the Borrower) or management investment vehicle to the extent contributed to the Pledgor (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(e) ~~(d)~~ the repurchase, redemption or other acquisition for value of Equity Interests of the Pledgor deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Pledgor, in each case, permitted under the Credit Agreement; ~~and~~

(f) ~~(e)~~ payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets; provided that the aggregate Restricted Payments made under this clause (~~e~~f) subsequent to the First Amendment Effective Date do not exceed $~~1~~30,000,000 in the aggregate~~.~~;

(g) Restricted Payments (1) required to be made pursuant to the Series C Put Option Agreement so long as no default (including any Default or Event of Default) then-exists or would result from the making of any Restricted Payment; provided that, the aggregate amount of Restricted Payments made pursuant to this clause (g)(1) shall not exceed the lesser of (x) the Put Option Payment Amount and (y) the amount required to purchase the applicable Series C Preferred Stock (as defined in the Series C Put Option Agreement) pursuant to the Series C Put Option Agreement as of the relevant date of determination, (2) consisting of dividends in respect of the Series C Preferred Stock (as defined in the Pledgor Charter) as and when required pursuant to Subsection 1.1 of Part B of Article Fourth of the Pledgor Charter; provided that such Restricted Payments may be made in cash only to the extent (i) no Default or Event of Default shall have occurred and be continuing both immediately prior to the making of any such Restricted Payment and after giving pro forma effect to any such Restricted Payment and (ii) the Pledgor shall be in compliance, on a pro forma basis after giving effect to such Restricted Payment, with Section 4.25 of the 2021 Note Issuance Agreement and Section 4.25 of the 2022 Note Issuance Agreement and (3) Restricted Payments made in respect of any Put Note, to the extent (i) such Put Note constitutes subordinated Indebtedness and (ii) no Default or Event of Default shall have occurred and be continuing both immediately prior to the making of any such Restricted Payment and after giving pro forma effect to any such Restricted Payment; and

(h) any other Restricted Payment in an amount equal to the amount distributed to the Pledgor by CoreWeave Compute Acquisition Co. IV, LLC pursuant to Section 6.06(f) of the CCAIV Credit Agreement.

Section 5.13 Use of Proceeds. The Pledgor will not use the proceeds of the Loans for any purpose other than as set out in Sections 3.11 and 5.08 of the Credit Agreement.

Section 5.14 Maintenance of Existence; Insurance.

(a) The Pledgor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) The Pledgor shall do or cause to be done all things necessary to (i) in the Pledgor’s reasonable business judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply with all applicable Laws, rules, regulations and judgments, writs, injunctions, decrees, permits, licenses, and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement), in each case in this Section 5.14(b) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) The Pledgor shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties, business and assets constituting Collateral at all times the types of insurance required to operate and maintain its properties, business and assets.

Section 5.15 Mergers, Consolidations and Acquisitions. The Pledgor shall not:

(a) merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with the Pledgor unless the Pledgor is the surviving entity;

(b) liquidate, dissolve or wind-up or modify its existing Governing Documents in any manner materially adverse to the Secured Parties; or

(c) prior to the earlier to occur of (i) a Qualified IPO and (ii) the Loan Balance Trigger Date, purchase or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other Person, except:

(A) Liens permitted by Section 5.6 ~~and Permitted Acquisitions~~;

(B) Permitted Acquisitions;

(C) ~~(B)~~ the transactions permitted pursuant to the Credit Agreement and the other Loan Documents~~; and~~ (it being agreed and understood that, for the purposes of this Section 5.15(c)(C), to the extent that this Section 5.15 restricts any transactions of the Pledgor that are otherwise permitted with respect to the Borrower under any Loan Document, such transactions shall be deemed to be permitted hereunder with respect to the Pledgor, mutatis mutandis); and

(D) ~~(C)~~ any transactions necessary to facilitate the consummation of a Qualified IPO.

Section 5.16 Material Project Contracts.

(a) The Pledgor shall, within one hundred eighty (180) days after the Closing Date (or such later date as the Lender Representative may reasonably agree):

(i) use commercially reasonable efforts (which, for the avoidance of doubt, shall not require the Borrower to amend, or otherwise accept any changes to, any economic or other material terms of the relevant agreements) to either (A) partition the Data Center Leases/Licenses in a manner to permit the assignment to the Borrower of all or the applicable portion of each Data Center Lease/License that is necessary for the Borrower to comply with all its obligations under the applicable Closing Date MSA(s), and deliver to the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders, the assignment of each such partitioned Data Center Lease/License from the Pledgor to the Borrower or (B) deliver to the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders, a duly executed assignment of the service orders relating to each such Data Center Lease/License to the Borrower from each counterparty to a Data Center Lease/License that is necessary for the Borrower to comply with all its obligations under the Closing Date MSA(s); provided that, if it is not commercially reasonable for the Pledgor to partition and/or assign any Data Center Lease/License or service order because such partition and/or assignment would result in additional costs to the Pledgor, then the Lenders shall have the right to assume such costs and the Pledgor shall have the obligation to consummate such partition and/or assignment; provided, further, that such assumption shall be irrevocable for the duration of the applicable Data Center Lease/License, shall be set forth in writing pursuant to an agreement reasonably acceptable to the Pledgor and, notwithstanding anything in this Agreement, the Credit Agreement or the Loan Documents to the contrary, the costs and expenses assumed by the Lenders and the expenses of the Lenders incurred in connection with such assumption shall not be reimbursable by the Pledgor or its Subsidiaries and shall not in any respect be deemed to be Obligations under this Agreement, the Credit Agreement or the Loan Documents; and

(ii) use best efforts (at Pledgor’s expense (unless such expense is reasonably determined by the Borrower to exceed $100,000, in which case, such expense may be at the option of the Lenders assumed by the Lenders; provided that such assumption shall be irrevocable for the duration of the applicable Data Center Lease/License, shall be set forth in writing pursuant to an agreement reasonably acceptable to the Pledgor and, notwithstanding anything in this Agreement, the Credit Agreement or the other Loan Documents to the contrary, the costs and expenses assumed by the Lenders and the expenses of the Lenders incurred in connection with such assumption shall not be reimbursable by the Pledgor or its Subsidiaries and shall not in any respect be deemed to be Obligations under this Agreement, the Credit Agreement or the other Loan Documents)) to deliver to the Administrative Agent and the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, a duly executed collateral access agreement relating to each Data Center Lease/License between the Pledgor, the Collateral Agent and each third party counterparty to a Data Center Lease/License.

(b) The Pledgor shall perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Contracts to which it is a party, including prosecution of suits to enforce any of its rights thereunder and enforcement of any claims with respect thereto, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) The Pledgor shall not:

(i) suspend, cancel or terminate, or waive any breach or default under, any Material Project Contract to which it is a party or consent to, allow to subsist, or accept any suspension, cancellation, termination or waiver thereof in any manner that would have a material and adverse impact on the Borrower’s ability to service or fulfill its obligations under the Closing Date MSAs, in each case, without the consent of the Required Lenders (with such consent not to be unreasonably withheld, conditioned or delayed);

(ii) sell, transfer, assign or otherwise Dispose of (by operation of law, capacity release or otherwise) or consent to any such sale, transfer, assignment or Disposition of, any part of its interest in any Material Project Contract to which it is a party if, as a result thereof, such action would have a material and adverse impact on the Borrower’s ability to service or fulfill its obligations under the Closing Date MSAs, in each case, without the consent of the Required Lenders; or

(iii) waive, fail to enforce, forgive, compromise, settle, adjust or release (or consent to any of the foregoing in respect of) any right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Contract to which it is a party if, as a result thereof, such action would have a material and adverse impact on the Borrower’s ability to service or fulfill its obligations under the Closing Date MSAs, in each case, without the consent of the Required Lenders.

(d) The Pledgor shall not amend, supplement or modify or in any way vary, or agree to the variation of, any term or provision of a Material Project Contract to which it is a party, or of the performance of any covenant or obligation by any other Person under any Material Project Contract to which it is a party, that is material and adverse to the interests of the Lenders.

(e) The Pledgor shall take such further actions and make such further assurances (if any) as are reasonably required to maintain the validity of warranty coverage of any [*] GPU Servers and [*] GPU Servers transferred to Borrower; provided, however, that nothing in this Section 5.16(e) shall require Pledgor or the Borrower to purchase any “extended warranty” coverage on any such [*] GPU Servers or [*] GPU Servers.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.1 Pledged Equity.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given prior written notice to the Pledgor, the Pledgor shall be permitted to receive all cash dividends or distributions paid in respect of the Pledged Equity, to the extent permitted in the Credit Agreement and this Agreement, and to exercise all voting and corporate or other entity rights with respect to the Pledged Equity. Any sums paid upon or in respect of any Pledged Equity upon the liquidation or dissolution of the Borrower, any non-cash distribution of capital made on or in respect of any Pledged Equity or any property distributed upon or with respect to any Pledged Equity pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent or except as otherwise permitted by the Credit Agreement and this Agreement, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations; provided, however, that, if such sum of money or property so paid or distributed in respect of any Pledged Equity shall be received by the Pledgor, the Pledgor shall hold such money or property in trust for the Collateral Agent for the benefit of the Secured Parties, segregated from other funds of the Pledgor, as additional security for the Obligations.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall have given prior written notice to the Pledgor, (i) the Pledgor’s right to receive all cash dividends or distributions paid in respect of the Pledged Equity and to exercise all voting and corporate or other entity rights with respect to the Pledged Equity shall cease while such Event of Default is continuing, (ii) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Equity and make application thereof to the Obligations in accordance with Section 7.05 of the Credit Agreement, and (iii) any or all of the Pledged Equity shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may (but shall not be obligated to) thereafter exercise (A) all voting, corporate and other rights pertaining to such Pledged Equity at any meeting of shareholders (or other equivalent body) of the Borrower or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Equity as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Equity upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of the Borrower, or upon the exercise by the Pledgor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Equity, and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. If such sum of money or property so paid or distributed in respect of any Pledged Equity shall be received by the Pledgor, the Pledgor shall hold such money or property in trust for the Collateral Agent for the benefit of the Secured Parties, segregated from other funds of the Pledgor, as additional security for the Obligations.

(c) The Pledgor hereby authorizes and instructs the Borrower to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Borrower shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity directly to the Collateral Agent.

(d) The Pledgor hereby authorizes the Borrower to comply with any request received by it from the Collateral Agent in writing that states that an Event of Default has occurred and is continuing and that seeks to exercise or enforce any of the rights granted to the Collateral Agent pursuant to Section 6.2. The Pledgor agrees that the foregoing authorization and instruction shall be sufficient to authorize the Collateral Agent’s exercise or enforcement of such rights, and that the Borrower shall not be required to investigate the accuracy of any request made by the Collateral Agent pursuant to this Section 6.1(d).

Section 6.2 Remedies Generally. During the continuation of an Event of Default:

(a) the Collateral Agent may (but shall not be obligated to) exercise any or all of the following rights and remedies to the fullest extent permitted under applicable Law:

(i) those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document; provided that this Section 6.2 shall not be understood to limit any rights or remedies available to the Collateral Agent and the other Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable Law (including, without limitation, any Law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement (or its functional equivalent);

(iii) the right to endorse and collect any cash proceeds of the Collateral;

(iv) without notice, demand or advertisement of any kind to the Pledgor or any other Person (except as specifically provided in Section 9.1 or elsewhere herein or in the UCC), the right to enter the premises (including any premises owned or leased or to which the Pledgor otherwise has access rights) of the Pledgor where any Collateral is located (through self-held and without judicial process), the right to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without written notice and may take place at the Pledgor’s premises or elsewhere), subject to the mandatory requirements of applicable Law and the notice requirements described below, for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as are commercially reasonable;

(v) the right to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, to exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest and principal and other distributions made thereon and to otherwise act with respect to the Pledged Equity as though the Collateral Agent was the outright owner thereof;

(vi) the right to send to any Depositary Bank a “Notice of Exclusive Control” (howsoever defined) under any Control Agreement; and

(vii) the right to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder).

(b) The Collateral Agent, on behalf of the Secured Parties, shall comply with any applicable state or federal Law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) Upon any such public sale or sales or any such private sale or sales, the Collateral Agent shall have the right (but not the obligation), to the extent permitted by law, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right or equity of redemption, which rights and equities of redemption the Pledgor hereby expressly releases.

(d) Until the Collateral Agent is able to effect a sale or other disposition of Collateral, the Collateral Agent shall have the right, as provided under applicable Law, to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving or protecting the Collateral or its value, enforcing this Agreement or perfecting and maintaining the perfection and priority of the Collateral Agent’s security interest in the Collateral. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and the other Secured Parties), with respect to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Borrower with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) The Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity or any other Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws or otherwise, and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. The Pledgor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity or any other Collateral for the period of time necessary to permit the Pledgor or the Issuer of the Pledged Equity or other Collateral to register such securities for public sale under the Securities Act, or under applicable state securities Laws, even if the Pledgor and the Issuer would agree to do so.

Section 6.3 Pledgor’s Obligations Upon Default. Upon the request of the Collateral Agent during the continuance of an Event of Default, the Pledgor will take any and all actions, and do any and all such things as are requested by the Collateral Agent with respect to the Guarantee and the Collateral, including, without limitation, the following:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at the Pledgor’s premises or elsewhere;

(b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy;

(c) furnish to the Collateral Agent, or cause the Issuer of Pledged Equity to furnish to the Collateral Agent, any information regarding the Pledged Equity and the other Collateral in such reasonable detail as the Collateral Agent may reasonably specify; and

(d) take, or cause the Issuer of Pledged Equity to take, any and all actions reasonably necessary to register or qualify the Pledged Equity to enable the Collateral Agent to consummate a public sale or other disposition of the Pledged Equity and the other Collateral.

ARTICLE VII.

ATTORNEY IN FACT

Section 7.1 Authorization for Secured Party to Take Certain Action.

(a) The Pledgor irrevocably authorizes the Collateral Agent and any office or agent thereof at any time and from time to time, and appoints the Collateral Agent and any officer or agent thereof (which appointment shall automatically terminate with respect to the Pledgor on the Termination Date or, if sooner upon the termination or release of the Pledgor hereunder), effective upon the occurrence and during the continuance of an Event of Default, with full power of substitution, as its true and lawful attorney in fact, with full irrevocable power and authority in the place and stead of Pledgor and in the name of Pledgor or its own name, to (at the expense of the Pledgor), upon the occurrence and continuation of an Event of Default and prior written notice to the Pledgor:

(i) do all acts and things necessary or desirable in the Collateral Agent’s sole discretion, at any time and from to time to time, to preserve, protect and realize upon the Collateral and perfect and maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral including, without limitation, to endorse and collect any cash proceeds of the Collateral, and to contact and enter into one or more agreements with the Issuer or any issuers of uncertificated securities which are Pledged Equity or with securities intermediaries holding Pledged Equity as may be necessary or advisable to give the Collateral Agent Control over such Pledged Equity; provided that this authorization shall not relieve the Pledgor of any of its obligations under this Agreement;

(ii) in the name of Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due in relation to the Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(iii) upon at least three (3) Business Days prior written notice to the Pledgor, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than taxes not required to be discharged under this Agreement and the Credit Agreement and constituting Liens permitted hereunder or thereunder);

(iv) execute, in connection with any sale of Collateral, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral or as the Collateral Agent shall direct; (A) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (B) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against Pledgor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may in its sole discretion deem appropriate; and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and Pledgor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement; and

(vi) to vote any of the Pledged Equity and exercise all other rights, powers, privileges and remedies to which a holder of any of the Pledged Equity would be entitled (including giving or withholding written consents of equity holders, calling special meetings of equity holders and voting at such meetings), which proxy shall be effective automatically and without the necessary of any action (including any transfer of the Pledged Equity on the record books of the Issuer thereof) by any Person (including the Issuer thereof or any officer or agent thereof).

(b) This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated and the security interest created hereby is released. All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, under this Section 7.1 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.

NOTWITHSTANDING THE FOREGOING, THE COLLATERAL AGENT MAY EXERCISE THE RIGHTS AND POWERS PROVIDED IN THIS SECTION 7.1 ONLY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND AFTER THE EXPIRATION OF ANY NOTICE PERIOD OTHERWISE REQUIRED HEREUNDER OR UNDER ANY LOAN DOCUMENT.

Section 7.2 Limitation of Duty. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable Law, the Collateral Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against the Pledgor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. The Pledgor, to the extent permitted by applicable Law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Collateral Agent or any other Secured Party to proceed against the Pledgor or other Person, exhaust any Collateral or enforce any other remedy which the Collateral Agent or any other Secured Party now has or may hereafter have against the Pledgor or other Person.

ARTICLE VIII.

APPLICATION OF COLLATERAL PROCEEDS

Section 8.1 Application of Proceeds. If an Event of Default shall occur and be continuing, all Proceeds of Collateral received by the Pledgor consisting of cash, checks and other near cash items shall be held by the Pledgor in trust for the Secured Parties segregated from other funds of the Pledgor, and at the request of the Collateral Agent, shall, forthwith (and, in any event, within five (5) Business Days after any such request) upon receipt by the Pledgor, be turned over to the Collateral Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Collateral Agent, if required or reasonably requested). At any time after the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the Proceeds of Collateral held or received by it against the Obligations in such order as the Collateral Agent may elect in compliance with the Credit Agreement, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for such Obligations shall be promptly paid over from time to time by the Collateral Agent to the Pledgor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full shall be promptly paid over to the Pledgor or to whomsoever may be lawfully entitled to receive the same.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1 Waivers. As provided in Section 9-612 of the UCC, any notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made shall be deemed sent within a reasonable time if sent to the Pledgor, addressed as set forth in Article X, after the occurrence of an Event of Default and at least ten (10) days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable Law, the Pledgor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Pledgor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or under the power of sale conferred by this Agreement, or applicable Law. Except as otherwise specifically provided herein, the Pledgor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable Law) of any kind in connection with this Agreement or any Collateral.

Section 9.2 Limitation on Collateral Agent’s and any Other Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent that such loss or diminution is attributable to the Collateral Agent’s gross negligence or willful misconduct. Neither the Collateral Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the

Collateral Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Nothing in this Agreement shall connote any fiduciary or other implied (or express) obligations on the part of the Collateral Agent, arising under agency doctrine of any applicable Law.

Section 9.3 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may during the continuance of an Event of Default perform or pay any obligation which the Pledgor has agreed to perform or pay in this Agreement and the Pledgor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 9.3. The Pledgor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be included in the Obligations and payable on demand.

Section 9.4 Specific Performance of Certain Covenants. The Pledgor acknowledges and agrees that a breach of any of the covenants contained herein will cause irreparable injury to the Collateral Agent and the other Secured Parties and that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees that the covenants of the Pledgor contained herein shall be specifically enforceable against the Pledgor.

Section 9.5 No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent or any Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever (other than any Amendment), nor consent to any departure by the Pledgor therefrom, shall be valid unless in writing signed by the Collateral Agent with the concurrence or at the written direction of the Required Lenders to the extent required under Section 9.08 of the Credit Agreement and the Pledgor and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the other Secured Parties until the termination of this Agreement in accordance with Section 9.11.

Section 9.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

Section 9.7 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Pledgor for liquidation or reorganization, should the Pledgor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any the Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 9.8 Benefit of Agreement. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided that, except as permitted by the Credit Agreement, the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and all Lenders, and any such purported assignment, transfer or delegation shall be null and void.

Section 9.9 Survival of Representations. All representations and warranties of the Pledgor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 9.10 Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

Section 9.11 Termination or Release. The Guarantor and the Pledgor shall be released automatically from each of their obligations hereunder and the Guarantee and the security interest granted hereby shall also terminate and be released automatically on the Termination Date and, upon such termination, the Collateral Agent shall, upon receipt of an officer’s certificate duly executed by an authorized officer of the Borrower (and countersigned by the Administrative Agent) attesting to compliance with the conditions precedent contemplated herein and in any other Loan Documents (as applicable), and at the expense of the Pledgor or Borrower, execute and deliver to Pledgor such documentation (including any and all releases of Liens, termination statements and assignments) as it may reasonably request to effectuate the same (it being agreed and understood that such officer’s certificate shall not be required on the Termination Date). Any execution and delivery of the foregoing documents by the Collateral Agent pursuant to this Section 9.11 shall be without recourse to or warranty by the Collateral Agent.

Section 9.12 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Pledgor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Pledgor and the Collateral Agent relating to the Collateral.

Section 9.13 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; PATRIOT ACT. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. SECTIONS 9.11, 9.15 and 9.19 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

Section 9.14 Resignation of the Collateral Agent or the Administrative Agent. Section 8.06 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 9.15 Expenses and Indemnity. Section 9.05 of the Credit Agreement is hereby incorporated herein by reference mutatis mutandis, as if stated verbatim herein as agreements and obligations of the Pledgor.

Section 9.16 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by fax or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.17 Lien Absolute. The Pledgor shall not be released from its obligations hereunder by reason of:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations;

(b) any lack of validity or enforceability relating to or against the Borrower, the Pledgor or any other Person, for any reason related to the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations, or any applicable Law purporting to prohibit the payment by the Borrower of the principal of or interest on the Obligations;

(c) any modification or amendment of or supplement to the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations;

(d) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations, including any increase or decrease in the rate of interest thereon;

(e) any change in the legal existence, structure or ownership of the Borrower, the Pledgor or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, the Pledgor or any other Person, or any of their assets or any resulting release or discharge of any Obligation of the Borrower, the Pledgor or any other Person;

(f) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document, the Obligations or any other agreement or instrument governing or evidencing any Obligations;

(g) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement, any other Loan Document, any other agreement or instrument or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of the Borrower, the Pledgor or any other Person; or

(h) any other act or omission to act or delay of any kind by the Borrower, the Pledgor, the Collateral Agent, any Lender, other Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Pledgor’s obligations hereunder; except in each case to the extent that any written amendment, settlement, compromise, waiver or release entered into with the Collateral Agent expressly terminates the obligations of the Pledgor hereunder.

Section 9.18 Release. The Pledgor consents and agrees that the Collateral Agent may at any time, or from time to time, in compliance with the Credit Agreement and otherwise in its discretion:

(a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Obligations; and

(b) exchange, release and/or surrender all or any of the Collateral (including the Pledged Equity), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Collateral Agent in connection with all or any of the Obligations, all in such manner and upon such terms as the Collateral Agent may deem proper, and without notice to or further assent from the Pledgor, it being hereby agreed that the Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Obligations.

ARTICLE X.

NOTICES

Section 10.1 Sending Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 9.01 of the Credit Agreement, with each notice to the Pledgor being given in the same manner as notice to the Borrower under the Credit Agreement; provided that such notice shall in each case be addressed to the Pledgor at its notice address set forth on Exhibit A.

Section 10.2 Change in Address for Notices. Each of the Pledgor, the Collateral Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XI.

THE COLLATERAL AGENT

U.S. Bank Trust Company, National Association has been appointed to act as Collateral Agent for the Secured Parties hereunder pursuant to Section 8.01 of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Credit Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in such Section 8.01. U.S. Bank Trust Company, National Association is entering into this Agreement solely in its capacity as Collateral Agent under the Credit Agreement and not in its individual or corporate capacity. In acting hereunder, the Collateral Agent shall be entitled to all of the rights, privileges, indemnities and immunities set forth in the Credit Agreement as if such rights, privileges, indemnities and immunities were set forth herein. Any successor Collateral Agent appointed pursuant to Section 8.01 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

ARTICLE XII.

CONSENT TO PLEDGED EQUITY

The Borrower, in its capacity as an issuer of Pledged Equity (in such capacity, the “Issuer”), hereby (a) consents to the grant by the Pledgor to the Collateral Agent, for the benefit of the Secured Parties, of a security interest in and Lien on all of the Pledgor’s right, title, and interest in and to Pledged Equity, (b) represents to the Collateral Agent that it has no rights of setoff or other claims against any of the Pledged

Equity, (c) acknowledges and agrees that it shall, upon demand by the Collateral Agent, pay to the Collateral Agent, for the benefit of the Secured Parties, any dividends and distributions due to the Pledgor in accordance with the terms hereof, and (d) consents to the transfer of such Pledged Equity to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto. The Pledgor hereby authorizes and instructs the Issuer to comply with any instruction received by it from the Collateral Agent in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor.

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